Exhibit 10.32
SIXTH AMENDMENT
TO THE
PRUDENTIAL SUPPLEMENTAL RETIREMENT PLAN

(As amended and restated effective as of January 1, 2009)

(Amending to provide additional rules to address the participation of employees on assignments with joint ventures and global business partners)

Purpose and Background

A.The Prudential Supplemental Retirement Plan (“Supplemental Plan” or the “Plan”) was amended and restated effective as of January 1, 2009, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

B.Pursuant to Section 8.01(b) of the Supplemental Plan, the Executive Vice President and Chief Human Resources Officer (or successor thereto) (“EVP HR”) of The Prudential Insurance Company of America ("Prudential") may adopt minor amendments to the Supplemental Plan without the approval of the Compensation Committee of the Board of Directors of Prudential that are necessary or advisable for purposes of compliance with applicable laws and regulations or relate to administrative practices.

C.The EVP HR deems it advisable to amend the Plan to provide additional rules addressing the participation of employees who are transferred to perform service on a temporary basis with joint ventures or global business partners.

D.The EVP HR has determined that the foregoing amendment is within the scope of authority granted to the EVP HR under the terms of the Plan.

Resolution

Effective as of May 1, 2021, except as otherwise specified, the Supplemental Plan is amended in the following respects:

1.Section 2.04 of the Supplemental Plan is amended and restated to read as follows:

2.04 Participants Transferred to Joint Ventures or Global Business Partners. A Participant who (i) is transferred to perform service on a temporary basis for a “Joint Venture” or a “Global Business Partner” (as each such term is defined below) and (ii) has been determined by the Committee to be ineligible for participation in The Prudential Merged Retirement Plan during the assignment period, shall not be eligible to accrue Supplemental Benefits under Article II of the Plan during the period of the assignment. In addition, the Participant’s transfer to perform service for the Joint Venture or Global Business Partner, as applicable, shall not constitute a Separation from Service for purposes of triggering a distribution of benefits from the Supplemental Plan. The rules set forth in Section 413 of the Prudential Traditional Retirement Plan shall be used to determine the accrued Benefits of a Participant attributable to the Prudential Traditional Retirement Plan. The rules set forth in 2.5 of the Prudential Cash Balance Plan shall be used to determine the accrued Benefits of a Participant attributable to the Prudential Cash Balance Plan. For purposes of the Supplemental Plan, a “Joint Venture” is a joint venture in which the Company, directly or indirectly, owns at least 20% of the voting power or equity value, but which is not an Affiliate under the terms of the Prudential Merged Retirement Plan. A “Global Business Partner” is an entity with which Prudential has a business

Exhibit 10.32
relationship but does not, directly or indirectly, own any voting power or equity value and is not a member of the Company’s Controlled Group.

2.All capitalized terms not defined herein shall have the meanings ascribed to them in the Supplemental Plan.

3.Except where otherwise expressly amended herein, the Supplemental Plan is ratified and confirmed and shall continue in full force and effect.

Adopted on behalf of The Prudential Insurance Company of America.

Date: December 20, 2021            By:    /s/Lucien Alziari_____________________
Lucien Alziari
Executive Vice President,
Chief Human Resources Officer